Exhibit 5.1

BOSTON    CONNECTICUT    NEW JERSEY    NEW YORK    WASHINGTON, D.C.

DAY PITNEY LLP

Attorneys at Law

7 Times Square

New York, NY 10036

T: (212) 297 5800 F: (212) 916 2940

info@daypitney.com

January 3, 2012

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Re:	Valley National Bancorp
Registration of 339,508 Shares of Common Stock

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) by Valley National Bancorp, a New Jersey corporation (the “Company”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 339,508 shares of common stock of the Company, no par value (the “Shares”), issuable upon the exercise of stock options that have been granted under the State Bancorp, Inc. 1999 Incentive Stock Option Plan, State Bancorp, Inc. Stock Option Plan (2002) (restated as the State Bancorp, Inc. 2006 Equity Compensation Plan), and the Amended and Restated Employment Agreement originally dated as of December 10, 2007 between State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien (each, a “Plan” and, collectively, the “Plans”), which the Company has assumed in connection with the merger of State Bancorp, Inc. with and into the Company.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of natural persons and conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares will be validly issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Act; (ii) the Shares have been duly issued and sold as contemplated by the Registration Statement (including the Prospectuses which are not filed herewith) and the applicable Plan; and (iii) either a certificate representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor or if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchaser thereof, upon payment of the agreed consideration therefor in accordance with the terms of the applicable Plan.

The foregoing opinion is limited to the New Jersey Business Corporation Act. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Day Pitney LLP

DAY PITNEY LLP